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                                                                     EXHIBIT 12

                        CB RICHARD ELLIS SERVICES, INC.

   COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS
                            (Dollars in thousands)

                                                Year Ended December 31
                                        ---------------------------------------
                                         1999    1998    1997    1996    1995
                                        ------- ------- ------- ------- -------
Pre-tax income from continuing
 operations............................ $39,461 $50,483 $45,906 $25,809 $ 8,250
  Fixed Charges........................  56,214  41,854  22,884  30,629  29,172
                                        ------- ------- ------- ------- -------
Total earnings before fixed charges.... $95,675 $92,337 $68,790 $56,438 $37,422
                                        ======= ======= ======= ======= =======
Fixed Charges
  Portion of rent expense
   representative of the interest
   factor(1)........................... $16,846 $10,807 $ 7,104 $ 6,506 $ 5,905
  Interest expense.....................  39,368  31,047  15,780  24,123  23,267
  Preferred stock dividends(2).........      -       -    6,557   1,639      -
                                        ------- ------- ------- ------- -------
    Total fixed charges and preferred
     dividends......................... $56,214 $41,854 $29,441 $32,268 $29,172
                                        ======= ======= ======= ======= =======
Ratio of earnings to fixed charges and
 preferred dividends...................    1.70    2.21    2.34    1.75    1.28
                                        ======= ======= ======= ======= =======

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(1) Represents one-third of operating lease costs which approximates the portion that relates to the interest portion.

(2) Preferred stock dividend requirements have been reflected at their pre-tax amounts. The 1998 amount does not reflect the deemed dividend associated with the Company's repurchase of preferred stock of $32.3 million.

  In computing the ratio of earnings to fixed charges; (a) earnings have been based on income from continuing operations before income taxes, extraordinary items and fixed charges (exclusive of interest capitalized) and (b) fixed charges consist of interest and amortization of debt discount and expense (including amounts capitalized) and the estimated interest portion of rents.